Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Michael R. Sayre
Executive Vice President & CFO
(614) 748-1150 Michael.Sayre@pinnacle.com

PINNACLE DATA SYSTEMS REVISES FOURTH QUARTER PROJECTIONS

Large Customer Pushes Out Expected Orders

COLUMBUS, Ohio (November 18, 2004) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced that earlier projections of sales near last year’s fourth quarter record of $7.7 million and continued profitability for the quarter are being revised downward. A large customer’s new product line introduction is going well, however, it is running behind the earlier forecasted demand. Therefore, significant orders for computer controllers for that new product line have been moved into 2005.

“We expect large order movement between quarters to happen occasionally, which is why we look at our business on an annual basis.” Michael R. Sayre, Executive Vice President and CFO of PDSi, said. “We are continuing our plans to grow the Company and we’ve previously discussed how increased levels of spending for future growth combined with this type of order movement could result in less profitable, or even loss, quarters. Due to the movement of these orders, we now expect to report fourth quarter sales about 10% less than the fourth quarter of 2003 and a loss for the quarter. However, we still expect to report significant increases in both sales and earnings for the 2004 year.”

About PDSi

PDSi provides lifecycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, aerospace, imaging and computer equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services that can increase product speed to market and engineered product life. PDSi also offers field service and support solutions through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding expected 2004 fourth quarter sales and a quarterly loss. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for our products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in our business or our relationship with major technology partners, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with our new business practices, processes and information systems. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.

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